                                                                    EXHIBIT 99.3

--------------------------------------------------------------------------------

                      ADAMS RESPIRATORY THERAPEUTICS, INC.

                           DIRECTOR COMPENSATION PLAN

--------------------------------------------------------------------------------

                      ADAMS RESPIRATORY THERAPEUTICS, INC.
                           DIRECTOR COMPENSATION PLAN

                                TABLE OF CONTENTS

ARTICLE 1  PURPOSE.............................................................1

          1.1       Purpose....................................................1

          1.2       Eligibility................................................1

ARTICLE 2  DEFINITIONS.........................................................1

          2.1       Definitions................................................1

ARTICLE 3  ADMINISTRATION......................................................3

          3.1       Administration.............................................3

          3.2       Reliance...................................................3

ARTICLE 4  SHARES..............................................................3

          4.1       Source of Shares for the Plan..............................3

ARTICLE 5  CASH COMPENSATION...................................................4

          5.1       Base Annual Cash Retainer..................................4

          5.2       Supplemental Annual Cash Retainer..........................4

          5.3       Meeting Fees...............................................5

          5.4       Travel Expense Reimbursement...............................5

ARTICLE 6  EQUITY COMPENSATION.................................................5

          6.1       Annual Stock Retainer......................................5

          6.2       Stock Options..............................................7

ARTICLE 7  AMENDMENT, MODIFICATION AND TERMINATION.............................9

          7.1       Amendment, Modification and Termination....................9

ARTICLE 8  GENERAL PROVISIONS..................................................9

          8.1       Adjustments................................................9

          8.2       Duration of the Plan.......................................9

          8.3       Expenses of the Plan.......................................9

          8.4       Status of the Plan.........................................9

          8.6       Effective Date.............................................9

                      ADAMS RESPIRATORY THERAPEUTICS, INC.
                           DIRECTOR COMPENSATION PLAN

                                    ARTICLE 1

                                     PURPOSE

           1.1. Purpose. The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of Adams Respiratory Therapeutics, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Stock of the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Stock and will closely associate the interests of Non-Employee Directors with that of the Company's shareholders.

           1.2. ELIGIBILITY. Non-Employee Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

                                    ARTICLE 2
                                   DEFINITIONS

           2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

           (a) "Base Annual Cash Retainer" means the annual cash retainer (excluding meeting fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.1 hereof for service as a director of the Company (i.e., excluding any Supplemental Annual Cash Retainer), as such amount may be changed from time to time.

           (b) "Board" means the Board of Directors of the Company.

           (c) "Cause" shall mean any of the following acts by the participant, as determined by the Board: gross neglect of duty, fraud, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

           (d) "Company" means Adams Respiratory Therapeutics, Inc., a Delaware corporation.

           (e) "Deferred Stock Unit" means a Restricted Stock Unit that has vested in accordance with Section 6.1(b) of the Plan and represents the right to receive one share of Stock at a designated future date, as provided in Section 6.1(c) of the Plan.

           (f) "Disability" has the meaning assigned such term in Section 409A of the Internal Revenue Code of 1986, as amended. Subject to amendments to Code
Section 409A after the Effective Date, a participant shall be considered Disabled if the participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant's employer.

           (g) "Effective Date" of the Plan means the later of (i) the date on which the final (pricing) prospectus relating to the initial public offering of the Company's common stock is filed with the Securities Exchange Commission or
(ii) the date on which the Company has filed with the Securities Exchange Commission a registration statement on Form S-8 with respect to the Adams Respiratory Therapeutics, Inc. 2005 Incentive Plan.

           (h) "Eligible Participant" means any person who is a Non-Employee Director on the Effective Date or becomes a Non-Employee Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

           (i) "Equity Incentive Plan" means the Adams Respiratory Therapeutics, Inc. 2005 Incentive Plan, or any subsequent equity compensation plan approved by the Board and designated as the Equity Incentive Plan for purposes of this Plan.

           (j) "Fair Market Value", on any date, has the meaning assigned such term in the Equity Incentive Plan.

           (k) "Non-Employee Director" means a director of the Company who is not an employee of the Company or any of its subsidiaries.

           (l) "Option" means a right to purchase Stock at a specified price during specified time periods. Options granted under the Plan are non-statutory stock options.

           (m) "Plan" means the Adams Respiratory Therapeutics, Inc. Director Compensation Plan, as amended from time to time.

           (n) "Plan Year(s)" means the approximate twelve-month periods between annual meetings of the shareholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.

           (o) "Restricted Stock Unit" means the right to receive one share of Stock at a designated future date and after the applicable restrictions have expired. The terms of Restricted Stock Units granted under the Plan are described in Article 6 of the Plan.

           (p) "Stock" means the common stock, par value $.01 per share, of the Company.

           (q) "Supplemental Annual Cash Retainer" means the annual cash retainer (excluding meeting fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.2 hereof for service as a chair of a committee of the Board, as such amount may be changed from time to time.

                                    ARTICLE 3
                                 ADMINISTRATION

           3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board's interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

           3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company's certificate of incorporation or otherwise.

                                    ARTICLE 4
                                     SHARES

           4.1. SOURCE OF SHARES FOR THE PLAN. The shares of Stock that may be issued pursuant to the Plan shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions of the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Plan with respect to Restricted Stock Units, Deferred Stock Units and Options granted pursuant hereto and any such awards shall be governed by and construed in accordance with the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the equity awards described herein.

                                    ARTICLE 5
                                CASH COMPENSATION

           5.1. BASE ANNUAL CASH RETAINER. Each Eligible Participant shall be paid a Base Annual Cash Retainer for service as a director during each Plan Year. The amount of the Base Annual Cash Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Annual Cash Retainer for a full Plan Year shall be $25,000. The Base Annual Cash Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the date of the annual shareholders meeting; provided, however, that for the first Plan Year, the first installment shall begin on the Effective Date and be prorated based on the number of full months in such quarter after the Effective Date. For example, if the Effective Date occurs on July 15, 2005, the quarterly installment for the third quarter of 2005 will be $4,167 (2/3 times $6,250), and the quarterly installment for the fourth quarter of 2005 will be $6,250. Any cash retainers or other remuneration paid to Non-Employee Directors for service prior to the Effective Date shall have been paid otherwise than under this Plan.

           Each person who first becomes an Eligible Participant on a date other than the Effective Date or an annual meeting date shall be paid a retainer equal to the quarterly installment of the Base Annual Cash Retainer for the first quarter of eligibility, based on the number of full months he or she serves as a Non-Employee Director during such quarter. Payment of such prorated Base Annual Cash Retainer shall begin on the date that the person first becomes an Eligible Participant. .

           5.2. SUPPLEMENTAL ANNUAL CASH RETAINER. Certain Eligible Participants shall be paid a Supplemental Annual Cash Retainer for service as chair of a committee of the Board during a Plan Year, payable quarterly at the same times as installments of the Base Annual Cash Retainer are paid. The amount of the Supplemental Annual Cash Retainer shall be established from time to time by the Board. Until changed by the Board, the Supplemental Annual Cash Retainer for a full Plan Year shall be as follows:

        Chair of Audit Committee                                    $7,500
        Chair of Compensation Committee                             $5,000
        Chair of Nominating & Corporate Governance Committee        $5,000
        Chair of any Special Committee formed by the Nominating &   $5,000
        Corporate Governance Committee

A prorata Supplemental Annual Cash Retainer will be paid to any Eligible Participant who becomes the chair of a committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a chair of the applicable committee of the Board.

           5.3. MEETING FEES. Each Non-Employee Director shall be paid a meeting fee for each meeting of the Board or committee thereof he or she attends. The amount of the meeting fees shall be established from time to time by the Board. Until changed by the Board, the meeting fee for attending a meeting of the Board or any committee thereof shall be $1,500. Non-Employee Directors shall also be paid a fee in the amount of $750 for participation in a telephonic meeting of the Board or any committee thereof, provided that minutes are kept at such telephonic meeting. For the avoidance of doubt, if a Non-Employee Director attends a Board meeting and a committee meeting on a single day, he or she shall receive a meeting fee for each meeting attended and at which minutes were kept.

           5.4. TRAVEL EXPENSE REIMBURSEMENT All Eligible Participants shall be reimbursed for reasonable travel expenses (including spouse's expenses to attend events to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or Chair of the Board requests the Non-Employee Director to participate. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will cover first-class rates for domestic travel or business-class rates for international travel. If the travel expense is related to reimbursement of non-commercial air travel, such reimbursement shall not exceed the rate for comparable travel by means of commercial airlines.

                                    ARTICLE 6

                               EQUITY COMPENSATION

           6.1. ANNUAL STOCK RETAINER

           (a) Grant of Restricted Stock Units. Each Eligible Participant shall receive an award of Restricted Stock Units on the same dates that installments of Base Annual Cash Retainers are paid. Such Restricted Stock Units shall be subject to the terms and restrictions described below in this Article 6, and are subject to share availability under the Equity Incentive Plan. The number of Restricted Stock Units to be granted shall be established from time to time by the Board. Until changed by the Board, the number of Restricted Stock Units to be granted for a full quarter of service shall be determined by dividing $12,500 by the Fair Market Value of one share of Stock as of the grant date, and rounding up to the nearest whole share.

           For the first Plan Year, the first grant of Restricted Stock Units shall be made on the Effective Date and be prorated based on the number of full months in such quarter after the Effective Date. For example, if the Effective Date occurs on July 15, 2005, the grant of Restricted Stock Units for the third quarter of 2005 will be determined by dividing $8,333 (2/3 times $12,500) by the price per share indicated in the final (pricing) prospectus relating to the initial public offering of the Company's common stock as filed with the Securities Exchange Commission and rounding up to the nearest whole share. Each person who first becomes an Eligible Participant on a date other than the Effective Date or an annual meeting date shall receive a prorata grant of Restricted Stock Units, based on the number of full months he or she serves as a Non-Employee Director during such quarter.

           (b) Vesting. Restricted Stock Units granted to an Eligible Participant under the Plan shall be credited to a bookkeeping account on behalf of the participant and shall vest and become non-forfeitable on the first annual shareholders meeting next following the date of grant; provided, however, that Restricted Stock Units shall become fully vested on the earlier occurrence of
(i) the termination of the grantee's service as a director of the Company due to his or her death, Disability or termination without Cause, or (ii) a Change in Control of the Company (as defined in the Equity Incentive Plan) if the Restricted Stock Units are not assumed by the surviving company or equitably converted or substituted in connection with such Change in Control (in any such case, the "Vesting Date"). If the grantee's service as a director of the Company (whether or not in a Non-Employee Director capacity) terminates other than as described in clause (i) or (ii) of the foregoing sentence, then the grantee shall forfeit all of his or her right, title and interest in and to any unvested Restricted Stock Units as of the date of such termination from the Board and such Restricted Stock Units shall be reconveyed to the Company without further consideration or any act or action by the grantee.

           (c) Conversion to Deferred Stock Units. Restricted Stock Units that vest in accordance with Section 6.1(b) above, shall be converted on the Vesting Date to Deferred Stock Units, which in turn shall be converted to actual shares of stock on the date that is six months after the participant ceases to serve as a director of the Company in any capacity (the "Conversion Date"). Stock certificates evidencing the conversion of Deferred Stock Units into shares of Stock shall be registered on the books of the Company in the Non-Employee Director's name as of the Conversion Date and delivered to the Non-Employee Director as soon as practical thereafter.

           (d) Restrictions on Transfer. Restricted Stock Units are not assignable or transferable. Deferred Stock Units are not assignable or transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Neither Restricted Stock Units nor Deferred Stock Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an affiliate, or be subjected to any lien, obligation or liability of grantee to any other party other than the Company or an affiliate.

           (e) Rights as a Shareholder. A Non-Employee Director shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units or Deferred Stock Units. Upon conversion of the Deferred Stock Units into shares of Stock, the Non-Employee Director will obtain full voting and other rights as a shareholder of the Company.

           (f) Dividend Equivalents. If and when dividends or distributions are paid with respect to the Stock, Non-Employee Directors holding Restricted Stock Units or Deferred Stock Units under this Plan shall be credited with additional Restricted Stock Units or Deferred Stock Units equal to the dollar amount or fair market value of such dividends or distributions paid with respect to that number of shares of Stock represented by his or her Restricted Stock Units or Deferred Stock Units immediately prior to such dividend or distribution. The number of additional Restricted Stock Units or Deferred Stock Units to be so credited shall be determined by dividing (i) the dollar amount or fair market value of such dividends or distributions, by (ii) the Fair Market Value of a share of Stock as of the payment date of such dividend or distribution. Any such additional Restricted Stock Units or Deferred Stock Units so credited shall be subject to the same forfeiture restrictions, restrictions on transferability, and deferral terms as apply to the Restricted Stock Units or Deferred Stock Units with respect to which they were granted.

           (g) Award Certificates. All awards of Restricted Stock Units and Deferred Stock Units shall be evidenced by a written Award Certificate between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan or the Equity Incentive Plan, as may be specified by the Board.

           6.2 STOCK OPTIONS

           (a) Initial Option Grant. Subject to share availability under the Equity Incentive Plan, on the date that a new Non-Employee Director is initially elected or appointed to the Board, such director will receive an Option to purchase (i) 8,000 shares of Stock, if such date is more than six (6) months before the next annual shareholders meeting, or (ii) 4,000 shares of Stock, if such date is exactly or less than six (6) months before the next annual shareholders meeting or on the date of an annual shareholders meeting (an "Initial Option Grant"). Non-Employee Directors serving on the Board as of the Effective Date shall not be eligible for an Initial Option Grant. Any other Non-Employee Director shall be eligible to receive both an Initial Option Grant and an Annual Option Grant (as defined below) in his or her initial year of service.

           (b) Annual Option Grant. Subject to share availability under the Equity Incentive Plan, on the day of the 2006 annual meeting of the Company's shareholders, and on the day of each subsequent annual meeting of the Company's shareholders, each Eligible Participant in service on that date shall receive an Option to purchase 4,000 shares of Stock (the "Annual Option Grant"). For the avoidance of doubt, each Eligible Participant shall receive the Option to purchase 4,000 shares of Stock under this paragraph 6.2(b) even in the event that such Eligible Participant earlier received or simultaneously receives the Option to purchase 4,000 shares of Stock as specified in paragraph 6.2(a)(ii).

           (c) Terms and Conditions of Options. Options granted under this
Section 6.2 shall be evidenced by a written Award Certificate, and shall be subject to the terms and conditions described below and of the Equity Incentive Plan.

                      (i) Exercise Price. The exercise price per share under an Option shall be the Fair Market Value on the date of grant of the Option.

                      (ii) Option Term. Subject to earlier termination as provided herein, the Option shall expire on the tenth anniversary of the date of grant.

                      (iii) Vesting. Each Option granted pursuant to an Initial Option Grant shall, unless earlier terminated as provided in Section 6.2(d), vest and become exercisable as to one-third (1/3) of the shares on each of the first three (3) anniversaries of the date of grant. Each Option granted pursuant to an Annual Option Grant shall, unless earlier terminated as provided in Section 6.2(d), vest and become exercisable in full at the first annual meeting of the Company's shareholders after the grant date. Notwithstanding the foregoing, all Options granted under Section 6.2 shall become fully vested and exercisable on the earlier occurrence of (i) the termination of the optionee's service as a director of the Company due to his or her death, Disability or termination without Cause, or
           (ii) a Change in Control of the Company (as defined in the Equity Incentive Plan) if the Options are not assumed by the surviving company or equitably converted or substituted in connection with such Change in Control (in any such case, the "Vesting Date"). If the optionee's service as a director of the Company (whether or not in a Non-Employee Director capacity) terminates other than as described in clause (i) or (ii) of the foregoing sentence, then the optionee shall forfeit all of his or her right, title and interest in and to any unvested Options as of the date of such termination from the Board.

           (d) Restrictions on Transfer. Options granted under Section 6.2 are not assignable or transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and may not be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an affiliate, or be subjected to any lien, obligation or liability of grantee to any other party other than the Company or an affiliate. Such Options may be exercised, during the lifetime of the Non-Employee Director, only by the Non-Employee Director.

                                    ARTICLE 7
                     AMENDMENT, MODIFICATION AND TERMINATION

           7.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Stock is listed or traded, then such amendment shall be subject to shareholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason.

                                    ARTICLE 8
                               GENERAL PROVISIONS

           8.1. ADJUSTMENTS. The adjustment provisions of the Equity Incentive Plan shall apply with respect to awards of Restricted Stock Units, Deferred Stock Units and Options outstanding or to be granted pursuant to this Plan.

           8.2. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board.

           8.3. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

           8.4. STATUS OF THE PLAN. The provisions of Articles 6 of the Plan are intended to be a nonqualified, unfunded plan of deferred compensation under the Code. Plan benefits shall be paid from the general assets of the Company or as otherwise directed by the Company. A participant shall have the status of a general unsecured creditor of the Company with respect to his or her right to receive Stock or other payment upon exercise of the Options or settlement of the Deferred Stock Units granted under the Plan. No right or interest in the Options, Restricted Stock Units or Deferred Stock Units shall be subject to the claims of creditors of the Non-Employee Director or to liability for the debts, contracts or engagements of the Non-Employee Director. To the extent that any participant acquires the right to receive payments under the Plan (from whatever source), such right shall be no greater than that of an unsecured general creditor of the Company. Participants and their beneficiaries shall not have any preference or security interest in the assets of the Company other than as a general unsecured creditor.

           8.6. EFFECTIVE DATE. The Plan was originally adopted by the Board on April 25, 2005, and will become effective on the Effective Date.

           The foregoing is hereby acknowledged as being the Adams Respiratory Therapeutics, Inc. Director Compensation Plan as adopted by the Board on April 25, 2005.

                                  ADAMS RESPIRATORY THERAPEUTICS, INC.


                                  By: ____________________________
                                      By: Michael J. Valentino
                                      Its: President and Chief Executive Officer